Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 26, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-              ) with respect to the consolidated balance sheets of Healthy Green Group Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows in each of the years for the two-year period ended December 31, 2020, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

April 26, 2022